Exhibit 14.1

PIEDMONT OFFICE REALTY TRUST, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Amended as of November 7, 2007

I.	Covered Persons/Purpose of the Code

This Code of Business Conduct and Ethics (the “Code”) for Piedmont Office Realty Trust, Inc. (the “Company”) applies to (i) employees of the Company, (ii) officers of the Company, and (iii) all members of its Board of Directors, (collectively, the “Covered Persons” and each a “Covered Person”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

II.	Conflicts of Interest

Covered Persons should be scrupulous in avoiding conflicts of interest with regard to the interests of the Company. A “conflict of interest” occurs when a Covered Person’s private interest interferes in any material respect with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Person, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

The following list provides examples of prohibited conflicts of interest under this Code, but Covered Persons should keep in mind that these examples are not exhaustive. Each Covered Person must:

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not use his personal influence or personal relationships improperly to influence business decisions or financial reporting by the Company whereby the Covered Person would benefit personally to the detriment of the Company;

•	not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person to the detriment of the Company;

•	report at least annually any affiliations or other relationships related to conflicts of interest; and

•	not engage in competition with the Company.

The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Company. Additionally, federal securities laws now prohibit personal loans to directors and executive officers by the Company.

In order to avoid situations in which a conflict of interest involving a Covered Person may result in an improper benefit, all transactions involving a conflict of interest must be approved by a majority of the Board of Directors (including a majority of the Independent Directors) not otherwise interested in the transaction as fair and reasonable to the Company and on terms not less favorable to the Company than those available from unaffiliated third parties. Conflicts of interest may not always be clear-cut, so if an employee, officer or director has a question, he or she shall promptly bring it to the attention of the Chairman of the Audit Committee of the Board of Directors of the Company. Examples of potential conflicts of interest include:

•	service as a director on the board of any other business organization;

•	the receipt of non-nominal gifts;

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the receipt of entertainment from any company with which the Company has current or prospective business dealings, including investments in such companies, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety; or

•	any ownership interest in, or any consulting or employment relationship with, any of the Company’s unaffiliated service providers.

The Company encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of the duties of an employee, officer or director of the Company. Each employee, officer or director shall contact the Audit Committee of the Board of Directors before agreeing to participate in any civic or political activities that is likely to unduly interfere with the performance of his or her duties as an employee, officer or director of the Company.

III.	Corporate Opportunities

Covered Persons owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises. Covered Persons are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.

IV.	Confidentiality

Covered Persons shall maintain the confidentiality of confidential information entrusted to them by the Company or parties with which the Company transacts business, except when disclosure is authorized by the Chairman of the Audit Committee or required by laws, regulations or legal proceedings. Whenever feasible, Covered Persons should consult with the Compliance Officer or the Chairman of the Audit Committee if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information, and all other information the disclosure of which might be harmful to the Company or parties with which the Company transacts business, including, without limitation, information that could (i) be of use to competitors of the Company, (ii) have an adverse effect on the Company’s business relationships or otherwise adversely affect the reputation or perception of the Company in the business, financial, investment or real estate community, (iii) impair the value of any of the Company’s assets, or (iv) expose the Company to legal claims, regulatory actions or other forms of liability. Covered Persons shall not share confidential information with anyone outside of the Company, including family and friends who do not need to know the information to carry out their duties to the Company. Covered Persons remain under an obligation to keep all information confidential even if their relationship with the Company ends. All public and media communications involving the Company shall be handled exclusively by the President of the Company.

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or regulation or this Code, such matters shall not be disclosed to anyone other than the Board, the Audit Committee and legal advisers.

V.	Recordkeeping

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and authorized by the Audit Committee of the Board of Directors. Records should always be retained or destroyed according to the Company’s record retention policies.

VI.	Fair Dealing

Each Covered Person shall deal fairly with the Company’s customers, suppliers, competitors, officers and employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing or practice. We seek competitive advantages through superior client service, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Covered Persons must disclose, prior to or at their time of hire, the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that may in any way restrict or prohibit the performance of any duties or responsibilities of their positions with the Company. Copies of such agreements should be provided to the President of the Company to permit evaluation of the agreement in light of the Covered Person’s position. In no event shall a Covered Person use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for or on behalf of the Company. Whenever the ethical or legal requirements of a situation are unclear, Covered Persons should contact their supervisor or the Compliance Officer.

VII.	Protection and Proper Use of Company Assets

All Covered Persons shall protect the Company’s assets and ensure their efficient and proper use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All assets of the Company should be used for legitimate business purposes. The Company’s assets may not be used for personal benefit, sold, loaned, given away or disposed of without proper authorization. Permitting the Company property to be damaged, lost or used in an unauthorized manner is strictly prohibited. Covered Persons shall not use corporate or other official stationary for personal purposes.

VIII.	Foreign Corrupt Practices Act

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain, retain or direct business. Accordingly, corporate funds, property or anything of value may not be, directly or indirectly, offered or given by a Covered Person or an agent acting on his/her behalf, to a foreign official, foreign political party or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his influence or in order to assist in obtaining or retaining business for, or directing business to, any person.

Covered Persons are also prohibited from offering or paying anything of value to any foreign person if it is known or it should have been known that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations when intermediaries, such as affiliates or agents, are used to channel payoffs to foreign officials.

IX.	Disclosure and Compliance

Each Covered Person shall be required to:

•	familiarize himself with the disclosure requirements generally applicable to the Company;

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not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations;

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to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Company with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company;

•	promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations; and

•	comply with the Company’s insider trading policy.

X.	Accountability

Each officer, director and regional manager must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board that he or she has received, read, and understands the Code; and

•	annually thereafter affirm to the Board that he or she has complied with the requirements of the Code.

Each Covered Person must:

•	not retaliate against any other Covered Person or any employee of the Company for reports of potential violations that are made in good faith; and

•	notify the Chairman of the Audit Committee or the Compliance Officer promptly if he or she knows of any material violation of this Code.

XI.	Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any Covered Person of the Company has concerns or complaints regarding questionable accounting or auditing matters (including, but not limited to, knowingly providing any false or misleading representation to an auditor) which in any way affects the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Chairman of the Audit Committee of the Board of Directors in accordance with the Whistleblower Policy of the Company.

XII.	Reporting any Illegal or Unethical Behavior

Covered Persons are encouraged to talk to officers or directors about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code have occurred or may occur or that other illegal or unethical conduct by other employees, officers or directors of the Company has occurred or may occur should contact (anonymously, confidentially or otherwise) the Compliance Officer of the Code or the Chairman of the Audit Committee of the Board of Directors.

No employee, officer or director will be penalized for making a good-faith report of violations of this Code or other illegal or unethical conduct, nor will the Company permit or tolerate retaliation of any kind against anyone who makes a good-faith report. An employee, officer or director who submits a report in bad-faith, however, may be subject to disciplinary action. If an employee wishes to remain anonymous, he or she may do so.

XIII.	Administration and Violations of the Code of Business Conduct and Ethics

This Code shall be administered and monitored by the Code’s Compliance Officer who shall be appointed by the Audit Committee of the Board of Directors. The Compliance Officer will handle the Company’s day-to-day compliance matters, including:

•	Receiving, reviewing, investigating and resolving concerns and reports on the matters described in the Code;

•	Providing guidance on the meaning and application of the Code; and

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Reporting periodically and as matters arise (if deemed necessary by the Compliance Officer) to management, the Disclosure Committee of the Company and the Audit Committee of the Board of Directors on the implementation and effectiveness of the Code and other compliance matters and recommending any updates or amendments to the Code that he deems necessary.

Any questions and further information on this Code should be directed to the Compliance Officer.

Covered Persons are expected to follow this Code at all times. Generally, there should be no waivers of this Code. For members of the Board of Directors and the Company’s executive officers, the Board of Directors or the Audit Committee of the Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from or amendments to this Code. Any such waiver from or amendment to this Code applicable to or directed at the members of the Board of Directors and executive officers shall be disclosed to stockholders as required by the rules promulgated by the SEC under the Securities Exchange Act of 1934 and other applicable law.

XIV.	Public Company Reporting

As a public company, it is important that the Company’s filings with the SEC and other public disclosures of information be complete, fair, accurate and timely. An employee, officer or director of the Company may be called upon to provide necessary information to ensure that the Company’s public reports are complete, fair, and accurate. The Company expects each employee, officer and director to take this responsibility seriously and to provide prompt, complete, fair and accurate responses to inquiries with respect to the Company’s public disclosure requirements. The Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, people performing similar functions, and any of the Company’s directors or other employees or officers who may be participating in the preparation of reports, press releases, forms or other information to be publicly disclosed through filings with the SEC or as mandated by the SEC, are expected to use their diligent efforts to ensure that such reports, press releases, forms or other information are complete, fair, accurate and timely.

XV.	Code of Ethics for Senior Financial Officers

This Code shall be the code of ethics for senior financial officers adopted by the Company for purposes of Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission.